Blue Sphere Corp. 8-K/A

Exhibit 10.01

AGREEMENT

THIS AGREEMENT is made as of September 11, 2017 (the “Effective Date”), by and between Blue Sphere Corp., a publicly traded corporation incorporated and existing under the laws of the State of Nevada, United States, entity number: E0515782007-5 with corporate seat 301 McCullough Drive, Charlotte, NC, 28262, United States (the “BSC”) and Gain Solutions, S.R.O., a company incorporated under the laws of the Czech Republic, having its registered seat Na Pankraci 1724/129, Prague 4, 140 00, Czech republic, registered inthe Commercial Register kept by the Municipal Court in Prague, section C, entry 213448 (the “Gain Solutions”).

WITNESSETH:

A.

WHEREAS, according to a share purchase agreement attached as Annex A to this Agreement (the “SPA”) and subject to the payment of the purchase price mentioned in that SPA, BSC shall be the beneficial owner of the issued and outstanding capital stock of Energyeco S.R.L., a limited liability company (a societá a responsabilitát limitata”) organized under the laws of Italy (the “Company”).

B.

WHEREAS, the Company shall become the owner and shall operate a 1MW plant for the production of electricity from vegetal oil located in Cantù, Italy.

C.        WHEREAS, Gain Solutions consider purchasing from BSC an amount of shares in the Company equal to thirty eight and a half percent (38.5%) of the Company’s capital stock (the “Shares”) for the purchase price equal to €1,100,000 (One million one hundred thousand EURO) (the “Purchase Price”).

NOW, THEREFORE, IT IS AGREED between the parties as follows:

1.

Down Payment. Gain Solutions shall pay to BSC not later than September 13, 2017 an amount equal to €200,000 (two hundred thousand EURO) (the “Down Payment”). The Down Payment shall be executed by a bank transfer to BSC’s bank account with the following details: Account Number: [ ]. It is agreed that the following condition precedents shall be fulfilled before the execution of the payment:

a.

BSC shall sign a corporate guarantee to repay the Down Payment, Interest (as defined below) and the Penalty Interest (as defined below) in the form attached as Annex B.

b.

BSC shall sign and file a financing statement with the Secretary of State of the State of Nevada, USA pursuant to the Uniform Commercial Code so as to register a lien and security interest in 15% of BSC’s equity ownership of the Company and all products and proceeds thereof pertaining from its rights according to the closing of the SPA in the form attached as Annex C.

2.

Due Diligence Period.

a.

Gain Solutions shall perform due diligence as of the payment of the Down Payment and until September 18, 2017. Not later than September 18, 2017 (the “Notice Date”), Gain Solutions shall give to BSC notice in writing (“Notice”) of intent to purchase or to not purchase the Shares.

3.

Effect of Notice.

a.

Notice of Intent to Purchase the Shares. If Gain Solutions gives to BSC Notice that it shall move forward with a Definitive Agreement for the purchase and sale of the Shares, BSC and Gain Solutions shall negotiate and enter into Definitive Agreements and all other documents customary for a transaction of that type, including a share purchase agreement, shareholder agreement, and any other required documents (the “Definitive Agreements”).

BSC and Gain Solutions agree that should the parties enter into Definitive Agreements, the Down Payment shall be applied as a credit against the Purchase Price at the closing of the transaction in accordance with such Definitive Agreements and the balance of €900,000 shall be paid by Gain Solutions to BSC, not later than 5 business days prior to the date, BSC is obligated to pay additional purchase price to the current shareholders of the Company according to the SPA.

BSC and Gain Solutions agree that if Gain Solution did not give any Notice to BSC or the Parties will not succeed to enter into Definitive Agreements until September 25th, 2017 or if BSC shall not reach closing of the SPA, it shall be deemed for all purposes as if Gain Solutions gave BSC a Notice of intent not to purchase the Shares and the terms mentioned under article 3 (b) below shall solely apply.

b.

Notice of Intent to Not Purchase the Shares. If on the Notice Date Gain Solutions gives to BSC Notice of intent not to purchase the Shares, BSC and Gain Solutions agrees as follows:

(i)

Not later than December 13th, 2017, BSC shall return to Gain Solutions the Down Payment, including facilitation fee thereon of ten percent (10%) (“Interest”). Any amount of the Down Payment and Interest not paid as of December 24, 2017 to March 13th, 2018 (“Arrears”), shall bear interest of twenty percent (20%) per annum and any Arrears thereafter shall bear interest at a rate of twenty-five percent (25%) per annum (“Penalty Interest”).

4.

Representations and Warranties.

a.

Representation and Warranties of BSC. BSC hereby agrees, represents and warrants to Gain Solutions, as of the date of this Agreement, as follows:

(i)

Authority. BSC has the full right, power and authority to enter into and perform BSC’s obligations under this Agreement. This Agreement constitutes the valid and binding obligation of BSC, enforceable against BSC in accordance with their respective terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (B) as limited by general principles of equity that restrict the availability of equitable remedies.

b.

Representation and Warranties of Gain Solutions. Gain Solutions hereby agrees, represents and warrants, as of the date of this Agreement, as follows:

(i)

Authority. Gain Solutions has the full right, power and authority to enter into and perform Gain Solutions’ obligations under this Agreement. This Agreement constitutes the valid and binding obligation of Gain Solutions, enforceable against Gain Solutions in accordance with its terms, except (A) as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting enforcement of creditors’ rights and (B) as limited by general principles of equity that restrict the availability of equitable remedies.

5.

Confidentiality.

In connection with this Agreement, BSC will disclose or make available to Gain Solutions certain information which is considered by BSC to be confidential or proprietary information about itself or its business, products or services (collectively, “Confidential Information”). Confidential Information includes, but is not limited to: (a) the terms of this Agreement and its Annexes; (b) any other information, communication or data, in any form, including, but not limited to oral, written, graphic or electronic forms, which BSC identifies as confidential or which is of such a nature that Gain Solutions should reasonably understand that BSC desires to protect such information against unrestricted disclosure or use, including without limitation, business information, financial data and marketing data and intellectual property and (c) any information related to the SPA, the Company and its assets. Confidential Information does not include information that is: (i) generally known in the public (other than through unauthorized disclosure); (ii) rightfully in Gain Solutions’ possession prior to disclosure as evidenced by competent written proof; (iii) independently developed by Gain Solutions without reliance on or reference to BSC’s Confidential Information; or (iv) rightfully received by Gain Solutions from a third party without a duty of confidentiality, provided that (A) Gain Solutions has no knowledge that such information is subject to a confidentiality agreement and (B) such information is not of a type or character that a reasonable person would have regarded it as confidential.

Gain Solutions agrees that during the term of this Agreement: (a) it will use Confidential Information solely for the purpose(s) of this Agreement; (b) it will take all reasonable precautions to ensure that it does not disclose Confidential Information to any third party (other than Gain Solutions’ personnel, employees, sub-contractors, agents and representatives on a need-to-know basis who are bound by obligations of nondisclosure and limited use at least as stringent as those contained herein) without BSC’s prior written consent and (c) Gain Solutions agrees not to circumvent BSC and go directly or indirectly to pursue the Company shares.

Gain Solutions is aware that BSC is a listed company in the U.S.A and agrees not to buy or sell the securities of BSC while in possession of material Confidential Information. Gain Solutions agrees not to communicate Confidential Information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell the securities of the BSC, or, if required to so communicate such Confidential Information, will caution such person not to trade in the securities of the BSC while in possession of material Confidential Information.

Gain Solutions is responsible for any breach of the confidentiality provisions of this Agreement by its personnel, employees, sub-contractors, agents and representatives. All Confidential Information shall remain the sole property of BSC and except as set forth herein, no license under any trade secrets, copyrights, or other rights is granted under this Agreement or by any disclosure of Confidential Information under this Agreement. Upon BSC’s request, all Confidential Information made available under this Agreement, including copies of Confidential Information, must be promptly returned to BSC or destroyed.

In the event Gain Solutions is required to disclose any Confidential Information by order of a court or any government agency, by law, or in accordance with applicable professional standards or rules, Gain Solutions shall: (a) give prior written notice of such disclosure to BSC (if legally permitted to do so) together with a copy of the material proposed to be disclosed; (b) reasonably cooperate with BSC at BSC’s request and expense to resist or limit such disclosure or to obtain a protective order; and (c) in the absence of a protective order or other remedy, disclose only that portion of the Confidential Information that is legally required to be disclosed and assure that, if applicable, confidential treatment will be accorded the disclosed information.

6.

Further Instruments. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

7.

Notice. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the Post Office, by registered or certified mail with postage and fees prepaid, addressed to the other party hereto at the address hereinafter shown below each party’s signature or at such other address as such party may designate by fifteen (15) days’ advance written notice to the other parties hereto.

8.

Assignment. Neither party may assign any of its rights, title or interest under this Agreement without the prior written consent of the other party. This Agreement shall inure to the benefit of the successors and assigns of BSC and, subject to the restrictions on transfer herein set forth, be binding upon Gain Solutions, their heirs, executors, administrators, successors and assigns.

9.

Set-off. Neither party is entitled to set-off any of its receivables or claims against any right or obligation arising from this Agreement without a prior written agreement with the other party to this Agreement.

10.

Governing Law and Exclusive Jurisdiction. This Agreement shall be governed and construed in accordance with the law of England and Wales. Unless any alternative dispute resolution procedure is agreed between the parties, the parties agree to submit to the exclusive jurisdiction of the Courts of the district of London, England in respect of any dispute which may arise out of or in connection with this Agreement, including any question regarding its existence, validity or termination.

11.

Entire Agreement; Amendments. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof superseding all prior written or oral agreements, and no amendment or addition hereto shall be deemed effective unless agreed to in writing by the parties hereto.

12.

Separability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions shall nevertheless continue in full force and effect without being impaired or invalidated in any way and shall be construed in accordance with the purposes and tenor and effect of this Agreement.

13.

Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

14.

Expenses. BSC and Gain Solutions shall each pay their own expenses in connection with the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BSC:		GAIN SOLUTIONS:

BLUE SPHERE CORP.		GAIN SOLUTIONS, S.R.O.

By:	/s/ Shlomi Palas	By:	/s/ Lukas Uhlik
	Name: Shlomi Palas		Name: Lukas Uhlik
	Title: CEO		Title: Director

Address:	301 McCullough Drive	Address:	GEMINI Building B
	Charlotte NC 28262		Na Pankráci 1724/129
	USA		Praha 4
CZECH REPUBLIC

Annex A

Share Purchase Agreement

(Attached)

Annex B

Form of Guaranty Letter

(Attached)

Annex C

Form of UCC-1 Financing Statement

(Attached)